Exhibit 10.21

Dominion Resources, Inc.

Arrangement Regarding Additional Credited Years

of Service for Retirement and Retirement Life Insurance Purposes

The executive officer shown below has an arrangement with Dominion Resources, Inc., the effect of which will be to provide him a supplemental retirement benefit and additional retirement life insurance benefits based on additional years of credited service, contingent upon the executive officer’s attaining the specified age and remaining in the employ of Dominion Resources or one of its subsidiaries, as follows:

Thos. E. Capps

Actual Service at Specified Age
55	6 years
60	11 years
Credited Service at Specified Age
55	20 years
60	30 years

The monthly supplemental retirement benefit payable under the arrangement with the executive officer will be computed in accordance with this paragraph. First, compute the monthly benefit that would be payable to or on behalf of the executive officer under the tax-qualified defined benefit pension plan maintained by Dominion Resources, Inc. or a subsidiary in which the executive officer participates (the Retirement Plan) using the years of credited service earned in accordance with the table set forth above. The amount determined under the preceding sentence will be reduced, but not below zero, by the sum of (i), (ii), and, to the extent applicable, (iii) below where:

(i) is the monthly benefit payable to or on behalf of the executive officer under the Retirement Plan;

(ii) is the monthly benefit payable to or on behalf of the executive officer from his Credited Service Account under the Dominion Resources, Inc. Retirement Benefit Funding Plan (the Funding Plan); and

(iii) is the sum of the amounts previously distributed to the executive officer from his Credited Service Account under section 6.01 of the Funding Plan multiplied by a fraction. The numerator of the fraction is one (1) and the denominator of the fraction is the number of months for which benefits are payable from the Credited Service Account. If the executive officer receives a distribution from his Credited Service the commencement of the supplemental retirement benefit, the amount described in this item (iii) with respect to subsequent supplemental retirement benefits shall include the product of the amount of each such distribution multiplied by a fraction. The numerator of that fraction is one (1) and the denominator is the number of months for which a benefit remains payable from the executive officer’s Credited Service Account.

The amounts described in items (i) and (ii) shall be computed using the same actuarial assumptions and methods and will assume that benefits will be paid in the same form as the executive officer’s benefit under the Retirement Plan.

Item (iii) above shall not apply (and the monthly supplemental retirement benefit payable to the executive under the arrangement shall not be reduced on account of the amounts described in item (iii) above), to the extent that the application of item (iii) would result in the payment of an after-tax benefit under the arrangement, the Retirement Plan, and the Credited Service Account of the Funding Plan that is less than the monthly supplemental retirement benefit otherwise payable under the arrangement on an after-tax basis. The amount payable under the arrangement, the Retirement Plan, and the Credited Service Account of the Funding Plan on an after-tax basis shall be determined using the policy or guidelines adopted by the Dominion Resources, Inc. Organization and Compensation Committee for purposes of Section 6.01 of the Funding Plan and, in the absence of such policy or guidelines, shall be determined using the maximum rates of federal, state, and local income taxes that are applicable to the executive officer or if applicable, his surviving spouse, beneficiary. or contingent annuitant.

The monthly supplemental retirement benefit payable to the executive officer shall be paid from the general corporate assets of Dominion Resources.

For Dominion Resources, Inc.

/s/ Thos. E. Capps		/s/ William W. Berry
	Thos. E. Capps		William W. Berry Chairman of the Board

Date:	August 27, 1990	Date:	October 30, 1990

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